EXHIBIT 10.4

Terms of Employment Arrangement
between Bay National Bank
and Jill Moraniec

Ms. Moraniec was retained effective June 25, 2007 and was promoted to Chief Credit Officer, pending regulatory approval, in February 2009 (which approval was received June 30, 2009).  Ms. Moraniec is employed on an at-will basis at a rate of pay of $105,000 as of October 17, 2009.  Ms. Moraniec is also eligible for incentive bonuses at the discretion of the Compensation Committee of the Board of Directors, and was entitled to all benefits available to full time employees of Bay National Bank.

No discretionary bonuses were paid to Ms. Moraniec for the period ended December 31, 2009.

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